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Exhibit 4.1


NEITHER THE ISSUANCE AND SALE OF THE SECURITIES EVIDENCED BY THIS CONVERTIBLE PROMISSORY NOTE NOR THE ISSUANCE AND SALE OF THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES
MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ANY PURCHASER OR HOLDER OF THIS NOTE IS AWARE THAT THIS NOTE MAY BE CONVERTED IN PART BY THE INITIAL HOLDER OR ANY SUBSEQUENT HOLDER WITHOUT SURRENDER TO THE
BORROWER OR NOTATION OF SUCH CONVERSION ON THIS NOTE. ANY SUCH PURCHASER OR SUBSEQUENT HOLDER OF THIS NOTE TAKES THIS NOTE SUBJECT TO ANY PRIOR CONVERSION OR OTHER SATISFACTION OF THIS NOTE. ANY SUCH PURCHASER OR HOLDER OF THIS NOTE OR ANY INTEREST HEREIN SHOULD CONFIRM WITH THE BORROWER THE OUTSTANDING AMOUNT DUE UNDER THIS NOTE OR AMOUNTS CONVERTED HEREUNDER PRIOR TO COMPLETING ANY PURCHASE OF THE SECURITIES OR INDEBTEDNESS EVIDENCED BY THIS NOTE, THIS NOTE OR ANY INTEREST THEREIN OR HEREIN.

Principal Amount: $30,000                           Issue Date: October 25, 2010
Purchase Price: Par


                          CONVERTIBLE PROMISSORY NOTE
                          ---------------------------

      FOR VALUE RECEIVED, Legacy Athletic Apparel, LLC, a Virginia limited liability company (hereinafter called "Borrower"), hereby promises to pay to the order of Rodney Henry (the "Holder"), without demand, the sum of Thirty Thousand Dollars ($30,000) ("Principal Amount"), with interest accruing thereon, on December 31, 2016 (the "Maturity Date"), if not sooner paid or converted.

      The following terms shall apply to this Note:

                                   ARTICLE I

                               GENERAL PROVISIONS

      1.1 Interest Rate. Interest payable on this Note shall accrue at the annual rate of eight tenths of one percent (0.8%) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below. In the event of a conversion of this note, any accrued and unpaid interest shall be paid to Borrower as a conversion fee.

      1.2 Payment Grace Period. The Borrower shall not have any grace period to pay any monetary amounts due under this Note.

      1.3 Conversion Privileges. The Conversion Rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. This Note shall be payable in full on the Maturity Date, unless previously converted into Common Membership Interest in accordance with Article II hereof.

      1.4 Prepayment. This Note includes a valuable conversion right in favor of the Holder and, subject to Section 2.1(g), may not be prepaid by the Borrower in whole or in part, at any time.

                                   ARTICLE II

                               CONVERSION RIGHTS

      The  Holder  shall  have the right to convert the principal due under this
Note into units of common membership interests in Borrower ("Common Membership Interest") as set forth below.

      2.1. Conversion into Borrower's Common Membership Interests.

      (a) The Holder shall have the right from January 1, 2013 (or such earlier date as may be provided in Section 2.1(d)(i)), at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note at the election of the Holder (the date of giving of such notice of conversion (a "Conversion Notice") being an "Optional Conversion Date") into fully paid and non-assessable units of Common Membership Interest as such Common Membership Interest exists on the date of issuance of this Note (the total of which is
100), or any shares of capital stock of Borrower into which such Common Membership Interest shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(c) hereof, determined as provided herein. Upon delivery to the Borrower of a completed Conversion Notice, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the "Delivery Date") that number of units of Common Membership Interest for the portion of the Note converted in accordance with the foregoing. The Holder will deliver any accrued but unpaid interest on the Note, if any, through the Conversion Date directly to Borrower on or before the Delivery Date as a conversion fee. The number of units of Common Membership Interest to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Fixed Conversion Price.

      (b) If this Note shall remain unpaid and outstanding on the Automatic Conversion Date (as defined below), then, the outstanding and unpaid principal portion of this Note shall be converted contemporaneously with the event giving rise to the Automatic Conversion Date into fully paid and non-assessable units of Common Membership Interest as such Common Membership Interest exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Membership Interest shall hereafter be changed or reclassified, at the Fixed Conversion Price as defined in Section 2.1(c) hereof, determined as provided herein as same may be adjusted. As used in this Section 2.1(b), "Automatic Conversion Date" means the first to occur of (1) subject to any contrary provision in a Reorganization Agreement (as defined in Section 2.1(d)), a merger or consolidation of Borrower in which the holders of Common Membership Interests prior to the transaction hold less than fifty-one percent (51%) of the common equity of the surviving or successor entity; (2) a sale of all of the Common Membership Interests or (3) the effective date of a registration statement under the Securities Act of 1933, as amended (the
"Securities Act") relating to a Qualified Offering of Borrower's Common Membership Interests. A "Qualified Offering" for purposes of this Section 2.1(b) means an offering of Common Membership Interests at a price of $5.00 or greater per share in which not less than $10 million in gross proceeds to Borrower is raised and in which the value of all of Borrower's Common Membership Interests is $25 million or greater. If Borrower shall have issued a Mandatory Redemption Notice pursuant to Section 2.1(g) below, the Holder shall have the right to covert the Note called for redemption pursuant to Section 2.1(g), in whole but not in part, into Common Membership Interest at the Fixed Conversion Price. To exercise this conversion right, the Holder shall give a Conversion Notice to Borrower stating that the Holder elects to convert the Note and shall state the principal amount of the Note to be converted and the name or names in which the Holder wishes the certificate or certificates for Common Membership Interests to be issued; provided, however, that the Conversion Notice must be delivered to Borrower no later than fifteen (15) business days after the date of the Mandatory Redemption Notice. The date of delivery of the Conversion Notice shall be the Optional Conversion Date with respect to the Note for purposes of this
Section 2.1 and the provisions of this Section 2.1 applicable to conversion procedures shall be applicable to this conversion. The Optional Conversion Date and the Automatic Conversion Date are collectively referred to herein and each is deemed, as applicable, as a "Conversion Date."

      (c) Subject to adjustment as provided in Section 2.1(d) hereof, the fixed conversion price per unit shall be equal to $637.4841 ("Fixed Conversion Price").

      (d) The Fixed Conversion Price and number and kind of units or other securities to be issued upon conversion determined pursuant to Section 2.1(a) or
Section 2.1(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

            (i) Merger, Sale of Assets, etc. If (A) the Borrower effects any merger or consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Membership Interest are permitted to tender or exchange their units for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities ("Persons") whereby such other Persons acquire more than the 50% of the outstanding units of Common Membership Interest (not including any units of Common Membership Interest held by such other Persons making or party to, or associated or affiliated with the other
      Persons making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Common Membership Interest of the Borrower, or (F) the Borrower effects any reclassification of the Common Membership Interest or any compulsory share exchange pursuant to which the Common Membership Interest is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of units or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. In the event of a Fundamental Transaction, an appropriate adjustment shall be made in accordance with the applicable reorganization agreement (the "Reorganization Agreement") to the other terms of the Note, provided, however, that no adjustment shall give the Holder any additional benefits hereunder, and, provided, further, that Borrower shall provide the Holder with at least 20 days' advance written notice of the triggering event. If no provision shall be made in a Reorganization Agreement to the contrary and the provisions of
      Section 3(b) would otherwise apply to the transaction, then the provisions of this Section 2.1(d) shall apply to the transaction. The foregoing provisions shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction. In the event of a Fundamental Transaction, this Note shall become immediately convertible at the option of the Holder.

            (ii) Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Membership Interest into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Membership Interest immediately prior to such reclassification or other change.

            (iii) Stock Splits, Combinations and Dividends. If the units of Common Membership Interest are subdivided or combined into a greater or smaller number of units of Common Membership Interest, or if a dividend is paid on the Common Membership Interest in units of Common Membership Interest, the Conversion Price shall be proportionately reduced in case of subdivision of units, shares or stock dividend or proportionately increased in the case of combination of units or shares, in each such case by the ratio which the total number of units of Common Membership Interest outstanding immediately after such event bears to the total number of units of Common Membership Interest outstanding immediately prior to such event.

      (e) Whenever the Conversion Price is adjusted pursuant to Section 2.1(d) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

      (f) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Membership Interest not less than an amount of Common Membership Interest equal to 150% of the amount of units of Common Membership Interest issuable upon the full conversion of this Note. Borrower represents that upon issuance, such units will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for units of Common Membership Interest upon the conversion of this Note.

      (g) Subject to prior conversion pursuant to this Section 2.1, at any time on or after January 1, 2013, if the Trading Condition (as defined below) shall on the date of giving a Mandatory Redemption Notice (as defined below) be satisfied, Borrower shall have the right (the "Mandatory Redemption Right"), but not the obligation, to redeem this Note (or any part hereof) at a price (the "Redemption Price") equal to the Six Hundred Thousand Dollars ($600,000) plus a yield of six percent (6%) per annum thereon accruing from the original issue date to the Redemption Date (as defined below). The "Trading Condition" will be satisfied if the Common Membership Interests have traded for at least twenty
(20) consecutive trading days at a volume weighted average price of Two Dollars ($2.00) per unit and with daily trading volume of not less than One Hundred Thousand (100,000) units on each such trading day (with such price and volume subject to equitable adjustment). To exercise the Mandatory Redemption Right, Borrower shall deliver written notice (the "Mandatory Redemption Notice") to Holder, specifying the redemption date ("Redemption Date") and the principal amount of the Note to be redeemed at the Redemption Price (which may be pro rata, by lot, or by any other method as Borrower may determine in its sole and absolute discretion if more than one Note is outstanding) (the "Redeemed Note"); provided, however, that (1) the Redemption Date shall not occur until at least twenty (20) business days' following the date of the Mandatory Redemption Notice and (2) Holder may convert any or all of the principal amount of this Note pursuant to this Section 2.1 from and after (A) receiving the Mandatory Redemption Notice under this Section 2.1(g) until (B) the fifteenth (15th) business day thereafter. On the Redemption Date, Borrower shall redeem the principal amount of this Note called for redemption at the Redemption Price as provided in this Section 2.1(g). On the Redemption Date, the rights of the Holder as a holder of the portion of the Note called for redemption shall cease, and the Person or Persons entitled to receive the Redemption Price payable upon redemption shall solely be entitled to payment of the Redemption Price as provided in this Section 2.1(g). As promptly as practicable on or after the Redemption Date and surrender of this Note, duly endorsed for cancelation, Borrower shall pay to the Holder Note surrendered, at the office of Borrower, the Redemption Price for the Note redeemed, together with a replacement Note for any unredeemed portion of the Note. There shall be no other optional or mandatory prepayment right or redemption with respect to the Note.

      2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and shall be converted automatically as provided in Section 2.1(b). Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

      2.3  Effect  of  Conversion. At the time of conversion as provided in this
Section 2, the rights of the Holder as holders the principal amount and interest accrued on this Note so converted shall cease, and the Person or Persons entitled to receive the Common Membership Interest issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Membership Interest at such time. Unless otherwise specified by the Holder, if Common Membership Interest to be issued upon conversion of this Note is to be registered in a name other than that of the Holder, such transaction shall be deemed a transfer, prior to the conversion of this Note, of that portion of this Note to be so converted or issued to the Person in whose name such Common Membership Interest is to be registered. The Holder shall within three (3) business days after the Note has been fully converted or paid and all conversion units have been received by the Holder, surrender this Note, duly endorsed for cancelation, to the Borrower. Notwithstanding any delay or failure in such surrender, upon the Conversion Date, no Person shall have any rights in respect of the converted portion of this Note, except the right to receive units of Common Membership Interest on conversion thereof as provided in this Section 2.

      2.4 Fractional Units. If more than one Note shall be converted at one time by the Holder, the number of full units which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of Notes so converted. Borrower may issue fractional units or scrip for any fractional Common Membership Interest which would be issuable upon conversion of any convertible note, or alternatively, at the Borrower's option, Borrower may round up the conversion transaction to the next higher whole unit.

      2.5 Taxes on Conversions. Except as provided in the next sentence, the Borrower will pay any and all transfer, stamp, documentary and other similar taxes and duties that may be payable in respect of the issue or delivery of Common Membership Interest on conversion of this Note pursuant hereto. The Holder will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Common Membership Interest in a name other than that of the Holder, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Borrower the amount of any such tax or duty or has established to the satisfaction of the Borrower that such tax or duty has been paid.

                                  ARTICLE III

                                EVENT OF DEFAULT

      The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

      3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

      3.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder.

      3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made and the Offering Closing date.

      3.4 Liquidation. Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

      3.5 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due.

      3.6 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

      3.7 Receiver or Trustee. The Borrower or any material subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

      3.8 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, unless stayed vacated or satisfied within thirty (30) days.

      3.9 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower.

      3.10 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

      3.11 Failure to Deliver Common Membership Interest or Replacement Note. Borrower's failures to timely deliver Common Membership Interest to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note.

      3.12 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note, the number of units of Common Membership Interest as required in this Note.

      3.13 Executive Officers Breach of Duties. Any of Borrower's named executive officers or directors is convicted of a violation of securities laws, or a settlement in excess of $250,000 is reached by any such officer or director relating to a violation of securities laws, breach of fiduciary duties or self-dealing.

                                   ARTICLE IV

                               CERTAIN COVENANTS

      4.1 Corporate Existence. From the Issue Date and for so long as this Note is outstanding, the Borrower shall, and shall cause each of its material subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and (iii) maintain and protect all material intellectual property used and useful in the business of the Borrower and its material subsidiaries.

      4.2 Participating Payments. For each of Borrower's fiscal years (or part thereof in the case of the initial fiscal year in which this Note is first issued), participating payments shall accrue to Holder at a rate equal to Five Percent (5%) of Net Profit (as defined below) of Borrower for such fiscal year. Such participating payments shall be payable prior to the payment of dividends to the Common Membership Interest or to any preferred membership interest. Borrower shall calculate Net Profit for each fiscal year within sixty (60) days of the end of such fiscal year and the Holder shall be entitled to receive such participating payments within ninety (90) days of the end of such fiscal year. "Net Profit" shall be net profit of Borrower for such fiscal year as calculated in accordance with generally accepted accounting principles.

      4.3 Voting. In addition to any other voting rights required by applicable law, the Holder shall have the following voting rights:

      (a)  The  Holders of all Notes (if this Note is divided into more than one
Note) are entitled to vote on all matters submitted to a vote of the holders of Common Membership Interests. The Holder shall be entitled to the number of votes equal to the product of (i) the number of units of Common Membership Interest issuable upon conversion of the Note and (ii) 2.5.

      (b)  The  Holders of all Notes (if this Note is divided into more than one
Note) shall vote separately as a class on any matter relating to a change in the rights of the Holder. Any matter on which the Holders of Notes vote as a class must be approved or consented to by Holders of a majority of the principal amount of all Notes to be approved. The Holders of all Notes (if this Note is divided into more than one Note) shall vote separately on other matters as required by applicable law.

      (c) Except as otherwise provided in this Section 4.3 or by applicable law, the Holders of all Notes (if this Note is divided into more than one Note) shall vote with the common stock as a single class, shall have no special voting rights and the consent of the Holders of Notes shall not be required (except to the extent otherwise provided in this Note) for the taking of any corporate action.

      4.4 Reports. So long as the any principal amount of the Note remains outstanding, Borrower shall cause its annual reports to members, if any, and any quarterly or other financial reports and information, if any, furnished by it to holders of Common Membership Interests, to be mailed to the Holder (no later than the date materials are mailed or required to be mailed to holders of Common Membership Interests) at their respective addresses appearing on the books of Borrower.

                                   ARTICLE V

                                 MISCELLANEOUS

      5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii)
deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to the principal executive office of Borrower, Attention: President, and (ii) if to the Holder, to the name, address and facsimile number provided by Holder for such purpose.

      5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

      5.4 Assignability. This Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Borrower may not assign its obligations under this Note.

      5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

      5.6 Governing Law. This Note shall be governed by and construed in accordance with the law of the State of California without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of California or in the federal courts located in the Los Angeles County. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this
Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against Borrower in any other jurisdiction to collect on Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. Any purchaser or subsequent holder of this Note is aware that this Note may be converted in part by the initial Holder or any subsequent holder without surrender to Borrower or notation of such conversion on this Note. Any such purchaser or subsequent holder of this Note takes this Note subject to any prior conversion or other satisfaction of this Note. Any such purchaser or holder of this Note or any interest herein should confirm with Borrower the outstanding amount due under this Note or amounts converted hereunder prior to completing any purchase of the securities or indebtedness evidenced by this Note, this Note or any interest therein or herein.

      5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by Borrower to the Holder and thus refunded to Borrower.

      5.8 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

      5.9 Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

      5.10 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the units of Common Membership Interest to be received after delivery by the Holder of a Conversion Notice to the Borrower.

      IN   WITNESS  WHEREOF,  Legacy  Athletic  Apparel,  LLC  has  caused  this
Convertible Promissory Note Note to be signed in its name by an authorized officer as of the 25th day of October 2010.


                                       Legacy Athletic Apparel, LLC


                                       By: /s/ Rodney Henry
                                           ------------------
                                       Name: Rodney Henry
                                       Title: Managing Member

                              NOTICE OF CONVERSION
                              --------------------

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Legacy Athletic Apparel, LLC on October 25, 2010 into units of Common Membership Interest of Legacy Athletic Apparel, LLC (the "Borrower") according to the conditions set forth in such Note, as of the date written below.



Date of Conversion:


Conversion Price:


Units To Be Delivered:


Signature:


Print Name:


Address:

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